UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Nabi Biopharmaceuticals
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Nabi Biopharmaceuticals sent the following letter to its stockholders on October 12, 2012.

YOUR IMMEDIATE ACTION IS REQUESTED

October 12, 2012

Dear Nabi Biopharmaceutical Stockholder:

We recently mailed to you supplemental proxy materials for the upcoming special meeting of stockholders to be reconvened on October 22, 2012 detailing certain information regarding the amended terms to the proposed business combination transaction with Biota Holdings Limited. Your vote is extremely important. Your Board of Directors believes the transaction with Biota is in the best interest of stockholders and strongly recommends that you vote “FOR” each of the proposals to be considered at the reconvened special meeting. Please consider the following:

•

Under the revised terms of the transaction agreement Nabi will be contributing $27 million instead of $54 million (as contemplated under the original terms of the transaction agreement) to the combined company. This will permit Nabi to distribute its remaining cash, expected to be between approximately $28 million and $31 million, to its existing stockholders prior to the completion of the transaction.

WE BELIEVE THAT THE TRANSACTION WITH BIOTA WILL ALLOW NABI STOCKHOLDERS TO PARTICIPATE IN THE COMBINED COMPANY’S FUTURE GROWTH

Biota is a leading company in anti-infective drug discovery and development. The proposed transaction will enable Nabi to transition into a revenue generating, late stage integrated biotechnology company with solid growth prospects. The combined company will have three royalty generating products and several attractive clinical and preclinical products with the ability to fund future clinical programs. The Nabi Board of Directors believes that Biota’s $231 million contract with the U.S. Office of Biomedical Advanced Research and Development Authority (BARDA) for advanced development of Laninamivir in the U.S. would be more appropriately valued in the U.S. capital markets compared to in Australia, where Biota’s shares are currently traded.

LEADING INDEPENDENT INSTITUTIONAL PROXY ADVISORY FIRMS RECOMMEND NABI STOCKHOLDERS SUPPORT THE TRANSACTION WITH BIOTA

Both Institutional Shareholder Services (“ISS”) and Glass Lewis & Co., the nation’s two leading institutional proxy advisory firms recommended that Nabi stockholders support the transaction with Biota. In its report dated, October 4th, ISS acknowledged,

“Given the values of the revised deal terms, a liquidation scenario no longer appears reasonably likely to provide shareholders with greater value than the acquisition by Biota. As such, shareholder support for the acquisition is warranted.”

In its October 10, 2012 report Glass Lewis concluded,

“We continue to believe that the proposed merger with Biota has strategic merit. We now also believe that the valuation proposition is more balanced and fair to Nabi shareholders. Under the revised terms, the implied valuation for Nabi shareholders is significantly higher than under the original terms and also exceeds the amount estimated to be distributed in a liquidation scenario.”

ISS and Glass Lewis are the leading independent proxy advisory firms and their voting analyses and recommendations are relied upon by hundreds of institutional investment funds, mutual funds and fiduciaries throughout the world.

YOUR VOTE IS IMPORTANT. PLEASE RETURN A WHITE PROXY CARD TODAY!

Nabi urges you to read both the Definitive Proxy Statement dated August 7, 2012 and the Supplement dated September 25, 2012, as they contain important information about the transaction with Biota and the reasons your Board of Directors is recommending the transaction to you.

If you previously voted a green proxy card or green voting instruction form, that vote will not be counted at the special meeting scheduled to reconvene on October 22, 2012. If you previously submitted a white proxy card voting against the transaction, your Board of Directors urges you to revoke that vote and vote FOR each of the proposals to be considered at the reconvened special meeting. Please promptly vote your shares by completing, signing and dating the enclosed WHITE proxy card or WHITE voting instruction form and returning it in the postage-paid envelope provided, or by voting via the Internet or by telephone. Only your latest dated proxy is counted. If you have already voted FOR the proposals on a white proxy card or white voting instruction form, you do not need to vote again.

Thank you for voting.

Sincerely,

Raafat E.F. Fahim, Ph.D.
President and Chief Executive Officer

If you have questions or need assistance voting your shares, you should contact: